   As filed with the Securities and Exchange Commission on November 22, 1995.

                                                   Registration No. ___________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT

                                      under
                           THE SECURITIES ACT OF 1933

                                   ----------

                          DURAMED PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                                       11-2590026
(State or other jurisdiction of                (IRS Employer Identification No.)
incorporation or organization)

                              7155 EAST KEMPER ROAD
                             CINCINNATI, OHIO 45249
                                 (513) 731-9900
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                              ---------------------

                               E. THOMAS ARINGTON
                          DURAMED PHARMACEUTICALS, INC.
                              7155 EAST KEMPER ROAD
                             CINCINNATI, OHIO 45249
                                 (513) 731-9900
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:

                                TIMOTHY E. HOBERG
                          TAFT, STETTINIUS & HOLLISTER
                              1800 STAR BANK CENTER
                                425 WALNUT STREET
                             CINCINNATI, OHIO 45202

                              ---------------------

         Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement shall become effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                              ---------------------

                         CALCULATION OF REGISTRATION FEE

==========================================================================================================
 Title of securities    Amount to be          Proposed maximum      Proposed maximum      Amount of
 to be registered       registered            offering price per    aggregate offering    registration fee
                                              unit (1)              price(1)
----------------------------------------------------------------------------------------------------------
 Common Stock, $.01     3,200,000 shares      $14.50                $46,400,000           $16,000
 par value per share
==========================================================================================================

 (1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and based on the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on November 20, 1995.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

                                3,200,000 SHARES

                          DURAMED PHARMACEUTICALS, INC.

                                  COMMON STOCK

         This Prospectus relates to up to 3,200,000 shares of the common stock, $.01 par value (the "Common Stock"), of Duramed Pharmaceuticals, Inc. (the "Company").

         On _________, 1995, the closing price of the Common Stock as reported on the Nasdaq National Market was $_____ per share.

                              ---------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------

         All of the shares of Common Stock offered hereby (the "Shares") are being sold for the account of and by the persons named under the caption "Selling Shareholders." The Selling Shareholders have advised the Company that these Shares may be sold from time to time in the over-the-counter market or in negotiated transactions, in each case at prices satisfactory to the seller. See "Plan of Distribution." The Company will not receive any proceeds from the sale of the Shares.

                              ---------------------

                 The date of this Prospectus is _________, 1995.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and may be available at the Commission's Regional Offices at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such materials may also be obtained from the Public Reference Section, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. This Prospectus does not contain all the information set forth in the Registration Statement filed by the Company with respect to the offering made hereby. Copies of such Registration Statement are available from the Commission.

         The Company's Common Stock is quoted on the Nasdaq National Market and reports and other information concerning the Company also may be inspected and copied at the offices of The Nasdaq Stock Market, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

                              ---------------------

         No person has been authorized to give any information or to make on behalf of the Company or the Selling Shareholders any representations, other than those contained in this Prospectus, in connection with the offer made hereby, and, if given or made, any such other information or representation must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any security other than the securities offered hereby, or an offer to sell or solicitation of an offer to buy such securities in any jurisdiction in which such offer or solicitation is not qualified or to any person to whom such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents are incorporated by reference herein:

         1. The Company's annual report on Form 10-K for the year ended December 31, 1994.

         2. The Company's quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1995.

         3. The Company's Current Reports on Form 8-K dated April 5, 1995, October 12, 1995 and November 15, 1995.

         4. The descriptions of the Company's Common Stock and related Preferred Stock Purchase Rights contained in the Company's Forms 8-A dated December 11, 1986 and January 11, 1989, including any amendments or reports filed for the purpose of updating such descriptions.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Prospectus and prior to the termination of the offering made hereunder shall be deemed to be incorporated herein by reference and made a part hereof from the date of filing of such material. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information incorporated by reference herein (not including exhibits unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Any request for delivery of such information should be directed to Mr. Timothy J. Holt, Senior Vice President-Finance and Administration, Duramed Pharmaceuticals, Inc., 7155 East Kemper Road, Cincinnati, Ohio 45249; telephone (513) 731-9900.

                                   THE COMPANY

         Duramed Pharmaceuticals, Inc. presently manufactures and sells a limited line of prescription generic drug products in tablet, capsule and liquid forms to customers throughout the United States. Products sold by the Company include those of its own manufacture and those which it markets under certain arrangements with other drug manufacturers. The Company sells its products to drug wholesalers, private label distributors, drug store chains, health maintenance organizations, hospitals, nursing homes, retiree organizations, mail order distributors, other drug manufacturers, mass merchandisers and governmental agencies.

         Duramed is a Delaware corporation formed in 1982. The address of the principal executive offices of the Company is 7155 East Kemper Road, Cincinnati, Ohio 45249 and its telephone number is (513) 731-9900.

                                 USE OF PROCEEDS

         The Company will receive none of the proceeds from the sale of the Shares by the Selling Shareholders.

                              SELLING SHAREHOLDERS

         The following information, regarding the number of shares of Common Stock beneficially owned by each of the persons listed below as the Selling Shareholders (the "Selling Shareholders") and the number of shares of the Common Stock being offered for the account of each Selling Shareholder pursuant to this Prospectus, has been provided to the Company by the Selling Shareholders.

                                                                                             Shares of
                                                                                            Common Stock
                                                                       Shares of           and % of Class
                                             Shares of Common        Common Stock            to be Owned
  Name of Selling                           Stock Beneficially           to be           After Completion of
    Shareholder                                  Owned (1)         Offered Hereby (1)       this Offering
  ---------------                           ------------------     ------------------    -------------------
Bulldog Capital Partners, L.P.                    200,000               200,000                   --

Buttonwood Partners, L.P.                          20,000                20,000                   --
Drakefield Corp. Inc.                             266,666               266,666                   --

Everest Capital Fund, L.P.                        590,975               454,080             136,895 (1.2%)
Everest Capital International Ltd.                717,625               545,920             171,705 (1.5%)

Jarina Trading, Inc.                              266,666               266,666                   --

Kensington Partners, L.P.                         133,333               133,333                   --
Little Wing L.P.                                  266,666               266,666                   --

Maxim Financial Profit Sharing Plan               133,333               133,333                   --
Newsun Limited                                    133,333               133,333                   --

Privatinvest Bank AG                              133,333               133,333                   --

St. Andrews Investors International               400,000               400,000                   --
L.D.C

Siata Holding Corp.                               133,333               133,333                   --

West Highland International                        20,000                20,000                   --
West Highland Partners, L.P.                       93,333                93,333                   --

------------------
(1) Includes up to 3,200,000 shares of Common Stock which may be acquired upon the conversion of up to 240,000 shares of the Company's 8% Cumulative Convertible Preferred Stock, Series C. The numbers of shares of Common Stock shown give effect to the cash out of fractional shares.

         None of the Selling Shareholders has, or in the past has had, any position, office or relationship with the Company (other than as a security holder) or any of its affiliates.

                              PLAN OF DISTRIBUTION

         The Shares may be sold from time to time by the Selling Shareholders or their pledgees or donees. Such sales may be made in the over-the-counter market or in negotiated transactions, at prices and on terms then prevailing or at prices related to the then current market price or at negotiated prices. The Shares may be sold by means of (a) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus and/or

(b) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to the sale which amounts will not be greater than that normally paid in connection with ordinary trading transactions.

                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby has been passed upon for the Company by Taft, Stettinius & Hollister, 1800 Star Bank Center, Cincinnati, Ohio 45202. Timothy E. Hoberg, a partner of Taft, Stettinius & Hollister, is Assistant Secretary of the Company. Partners and associates of that firm beneficially own approximately ______ shares of the Company's Common Stock.

                                     EXPERTS

         The consolidated financial statements and schedule of Duramed Pharmaceuticals, Inc. appearing in Duramed Pharmaceuticals Annual Report (Form 10-K) for the year ended December 31, 1994 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered hereby:

         SEC registration fee . . . . . . . . . . . . . .          $16,000
         Nasdaq National Market listing fee . . . . . . .           17,500
         Accounting fees and expenses . . . . . . . . . .            5,000
         Legal fees and expenses  . . . . . . . . . . . .            7,500
         Printing expenses  . . . . . . . . . . . . . . .              500
         Miscellaneous  . . . . . . . . . . . . . . . . .            1,500
                                                                   -------

                   TOTAL  . . . . . . . . . . . . . . . .          $48,000
                                                                   =======


         All of the above expenses other than the SEC registration fee and the Nasdaq National Market listing fee are estimates. The Company has agreed to pay all of these expenses.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the General Corporation Law of the State of Delaware allows indemnification by the Registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Registrant, by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant in a similar capacity with another corporation or other entity, against expenses, including judgments and fines, if that person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to criminal actions, in which that person has no reasonable cause to believe that such person's conduct was unlawful. Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable to the Registrant unless determined otherwise by the court in which the action was brought. Indemnifications are to be made by a majority vote of a quorum of disinterested directors or the written opinion of independent counsel or by the stockholders or by the court. Section 145 also authorizes the Registrant to purchase insurance against such liabilities.

        The Registrant's Certificate of Incorporation provides that the Registrant shall provide indemnification to the fullest extent permitted by
Section 145 of the General Corporation Law of the State of Delaware.

ITEM 16.  EXHIBITS.

        The following Exhibits are filed as part of this Registration Statement.

     Exhibit No.
     -----------
         4.1             Certificate of Designation, Preferences and Rights of
                         Series A Preferred Stock*
         4.2             Certificate of Designation of 8% Cumulative Convertible
                         Preferred Stock, Series C
         5               Opinion of Counsel
        23.1             Consent of Independent Auditors
        23.2             Consent of Counsel (included in Exhibit 5)
        24               Powers of Attorney

-----------------

         * Filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1988 and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS.

        *(a)  The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        *(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        *(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



--------------

*        Paragraph references correspond to those of Item 512 of Regulation S-K.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN CINCINNATI, OHIO, AS OF THE 22ND DAY OF NOVEMBER, 1995.

                                   DURAMED PHARMACEUTICALS, INC.


                                   BY: /s/ E. Thomas Arington
                                       -----------------------------------------
                                      E. Thomas Arington
                                      Chairman of the Board, President and Chief
                                      Executive Officer

        PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED AS OF THE 22ND DAY OF NOVEMBER, 1995.

SIGNATURE                           TITLE
---------                           -----

/s/ E. Thomas Arington              Chairman of the Board, President and
------------------------------      Chief Executive Officer
E. Thomas Arington                  (principal executive officer)


/s/ Timothy J. Holt                 Senior Vice President, Finance and
------------------------------      Administration and Treasurer
Timothy J. Holt                     (principal financial and accounting officer)


/s/ George W. Baughman*             Director
------------------------------
George W. Baughman


/s/ Doane F. Darling*               Director and Senior Vice President,
------------------------------      Corporate Planning
Doane F. Darling


/s/ Stanley L. Morgan*              Director
------------------------------
Stanley L. Morgan


/s/ S. Sundararaman*                Director and Secretary
------------------------------
S. Sundararaman


*Pursuant to Power of Attorney


/s/ Timothy J. Holt
------------------------------
Timothy J. Holt
Attorney-in-Fact

                                INDEX TO EXHIBITS



  Exhibit No.            Description
  -----------            -----------
     4.1                 Certificate of Designation, Preferences and
                         Rights of Series A Preferred Stock*

     4.2 Certificate of Designation of 8% Cumulative Convertible Preferred Stock, Series C

     5                   Opinion of Counsel

    23.1                 Consent of Independent Auditors

    23.2                 Consent of Counsel (included in Exhibit 5)

    24                   Powers of Attorney

_________________________________

*Filed as an exhibit to the Company's Annual Report on Form 10-K for the year
ended December   31, 1988 and incorporated herein by reference.